Exhibit 5.1

July 26, 2023

Near Intelligence, Inc.

100 W Walnut St., Suite A-4

Pasadena, CA 91124

Ladies and Gentlemen:

We have acted as counsel for Near Intelligence, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) of a registration statement on Form S-1 (File No. 333-271795) (the “Registration Statement”), by the Company relating to the offer and sale, from time to time, by the selling securityholders named therein or their permitted transferees, of (i) 48,231,701 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Shares”), consisting of (A) an aggregate of 40,283,923 shares of Common Stock held by former Near Intelligence Holdings Inc. equityholders, issued pursuant to the Agreement and Plan of Merger dated as of May 18, 2022, by and among KludeIn I Acquisition Corp. (“KludeIn”), Paas Merger Sub 1 Inc., Paas Merger Sub 2 LLC and Near Intelligence Holdings Inc. (as amended from time to time, the “Merger Agreement”), (B) an aggregate of 4,075,000 shares of Common Stock held by KludeIn Prime LLC (the “Sponsor”) and former directors of KludeIn, (C) an aggregate of 1,268,916 shares of Common Stock held by BTIG, LLC (“BTIG”) and IBS Holding Corporation dba I-Bankers Securities Inc. (“IBS”), which shares were issued to BTIG and IBS as deferred underwriting compensation pursuant to a letter agreement dated March 22, 2023 by and between BTIG and KludeIn (the “BTIG Letter Agreement”), (D) 2,522,068 shares of Common Stock held by Cantor Fitzgerald & Co. (“CF&CO”), which shares were issued to CF&CO in lieu of a cash advisory fee otherwise payable to CF&CO pursuant to a fee amendment agreement dated March 22, 2023 by and among KludeIn, Near Intelligence Holdings Inc. and CF&CO (the “Omnibus Fee Amendment”), and (E) 81,794 shares of Common Stock held by Northland Securities, Inc. dba Northland Capital Markets (“Northland”), which shares were issued to Northland as compensation for capital markets advisory services pursuant to an engagement letter dated March 13, 2023 by and between the Company and Northland (the “Northland Engagement Letter”); (ii) up to 2,897,733 shares of Common Stock (the “Part A-1 Conversion Shares”) issuable upon conversion of convertible debentures (the “Part A-1 Convertible Debentures”) issued pursuant to the Securities Purchase Agreement dated March 31, 2023, by and among the Company and the investors named therein (the “Part A-1 SPA”); (iii) up to 149,234 shares of Common Stock (the “Part A-1 Warrant Shares”) issuable upon exercise of warrants (the “Part A-1 Warrants”) issued pursuant to the Part A-1 SPA; (iv) up to 5,200,000 shares of Common Stock (the “PPW Shares”) issuable upon exercise of warrants (the “Private Placement Warrants”) issued to the Sponsor pursuant to the Private Placement Warrants Purchase Agreement dated January 6, 2021 by and between KludeIn and the Sponsor (the “PPW Agreement”); and (v) 5,200,000 Private Placement Warrants held by the Sponsor. The Registration Statement also relates to the issuance by the Company of up to an aggregate of 5,200,000 PPW Shares upon exercise of the Private Placement Warrants.

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Near Intelligence, Inc.

July 26, 2023

For purposes of the opinions we express below, we have examined originals, or copies certified or otherwise identified, of (i) the certificate of incorporation and bylaws, each as amended to date, of the Company (the “Charter Documents”); (ii) the Registration Statement and all exhibits thereto; (iii) the prospectus included in the Registration Statement; (iv) the Merger Agreement; (v) the PPW Agreement; (vi) that certain Written Consent to Action of the Sole Director in Lieu of a Meeting of KludeIn, dated January 6, 2021, related to approval of the PPW Agreement, all agreements contemplated therein, and related matters; (vii) that certain Action by Unanimous Written Consent of the Board of Directors, dated May 18, 2022, related to approval of the Merger Agreement, all agreements contemplated therein, and related matters; (viii) that certain Action by Unanimous Written Consent of the Board of Directors, dated December 22, 2022, related to approval of Amendment No. 2 to Agreement and Plan of Merger, all agreements contemplated therein, and related matters; (ix) the Current Report on Form 8-K filed with the Commission on July 26, 2023, (x) the Northland Engagement Letter; (xi) the BTIG Letter Agreement; (xii) the Omnibus Fee Amendment; (xiii) that certain Unanimous Written Consent of the Board of Directors, dated March 31, 2023, related to approval of the Part A-1 SPA, all agreements contemplated therein, and related matters; (xvi) the Part A-1 SPA; (xv) that certain Unanimous Written Consent of the Board of Directors, dated April 19, 2023, related to approval of the issuance of shares pursuant to the BTIG Letter Agreement and the Omnibus Fee Agreement; (xvi) that certain Unanimous Written Consent of the Board of Directors, dated May 9, 2023, related to approval of the issuance of shares pursuant to the Northland Engagement Letter; (xvii) that certain Unanimous Written Consent of the Board of Directors, dated July 20, 2023, related to the issuance of shares related to the Merger Agreement; and (xviii) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) except as set forth herein, that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1. The Shares have been duly authorized for issuance by the Board of Directors of the Company and are validly issued, fully paid and non-assessable.

2. The Part A-1 Conversion Shares have been duly authorized by the Board of Directors of the Company and, upon issuance thereof in accordance with the terms of the Part A-1 Convertible Debentures, will be validly issued, fully paid and non-assessable.

3. The Part A-1 Warrant Shares have been duly authorized for issuance by the Board of Directors of the Company and, when issued and paid for upon exercise of the Part A-1 Warrants in accordance with the terms of the Part A-1 Warrants, will be validly issued, fully paid and non-assessable.

4. The PPW Shares have been duly authorized for issuance by the Board of Directors of the Company and, when issued and paid for upon exercise of the Private Placement Warrants in accordance with the terms of the Private Placement Warrants, will be validly issued, fully paid and non-assessable.

5. The Private Placement Warrants constitute valid and legally binding obligations of the Company.

Near Intelligence, Inc.

July 26, 2023

The opinions set forth above are subject to the following qualifications, limitations and exceptions: (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally; (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances; and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

The opinions expressed herein are limited to the federal laws of the United States of America, and, to the extent relevant to the opinions expressed herein, (i) the Delaware General Corporation Law and (ii) the laws of the State of New York, in each case as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”  In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP